Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-60276) as amended by Post-Effective Amendment No. 1, in the Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-77991-01), and in the Registration Statements on Form S-8 (Nos. 333-103307, 333-103306, 333-103305, 333-100724, 333-100723, 333-100718, 333-21853, 333-18743, 333-21851, 33-57769, 33-11255, 33-26580, 33-26627, 33-51385, 33-58937, 333-77817 and 333-82911) of United Technologies Corporation of our report dated January 16, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareowners, which is incorporated by reference in this Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Registration Statements.

PricewaterhouseCoopers LLP
Hartford, Connecticut
February 27, 2003